Exhibit 99.1

NEWS RELEASE

RIVIERA RESOURCES ANNOUNCES CASH DISTRIBUTION OF $4.25 PER SHARE; CLOSES THE SALE OF REMAINING HUGOTON PROPERTIES; AND ENTERS AGREEMENT TO SELL UINTA BASIN ASSETS

HOUSTON, November 22, 2019 – Riviera Resources, Inc. (OTCQX: RVRA) (“Riviera” or the “Company”) announces its Board of Directors (the “Board”) has approved a cash distribution of $4.25 per share, funded with proceeds received from closing on the sale of its interest in properties located in the Hugoton Basin. In addition, the Company has signed a definitive agreement to sell its remaining interests in properties located in the Drunkards Wash field in the Uinta Basin for a contract price of $4.5 million.

Cash Distribution

The Company’s Board has approved a cash distribution to shareholders of $4.25 per share. The distribution is payable on December 12, 2019 to all shareholders of record as of the close of business on December 5, 2019. The $4.25 per share distribution represented approximately 34% of the closing price per share on November 21, 2019.

As of November 21, 2019 there were 58,506,335 shares outstanding of the Company’s common stock, and 61,162,022 shares eligible to receive distributions1. Based on the $4.25 per share distribution, the aggregate cash amount of the distribution is expected to be approximately $260 million.

Asset Sales Update

On November 22, 2019, the Company closed on the previously announced Hugoton Sale for a contract price of $295 million and after customary closing adjustments and transaction costs, the Company received net cash proceeds of approximately $283 million. The net proceeds from the sale are expected to be added to cash on the Company’s balance sheet and will be used, in part, to fund the cash distribution of $4.25 per share.

On November 14, 2019, the Company signed a definitive agreement to sell its remaining non-operated interests in properties located in the Drunkards Wash field in the Uinta Basin to an undisclosed buyer for a contract price of $4.5 million, subject to closing adjustments. The Company expects the transaction will close in the first quarter of 2020 and estimates net proceeds of approximately $4 million. This transaction is subject to satisfactory completion of due diligence, as well as the satisfaction of closing conditions.

Distributions to Shareholders

As a C corporation, distributions to common shareholders of current or accumulated earnings and profits are qualified dividends eligible for the 23.8% maximum federal income tax rate, inclusive of the 3.8% Medicare tax rate applicable to net investment income. Any distributions in excess of current or accumulated earnings and profits would be reported as returns of capital instead of qualified dividends. Distributions that are classified as returns of capital are nontaxable to the extent they do not exceed a shareholder’s adjusted tax basis in the Company’s stock, or as a capital gain to the extent that the amount of the distribution exceeds a shareholder’s adjusted tax basis in the Company’s stock. As of October 31, 2019 the Company’s estimates it will have zero current and accumulated earnings and profits for the tax year ended December 31, 2019. An updated estimate of Riviera’s E&P will be provided in connection with publishing Form 8937 (which publication will occur within 45 days of the Distribution).

With the expected elimination of any current and accumulated earnings and profits, the Company reasonably estimates that a cash distribution should not constitute a taxable dividend for U.S. federal income tax purposes. Rather, a cash distribution would generally constitute non-taxable return of capital, and a reduction to the tax basis of each recipient’s ownership interest in the Company, with any amount exceeding the holder’s basis subject to capital gain treatment.

[1]

Share count includes (i) 58,506,335 shares outstanding of the Company’s common stock, (ii) 717,779 restricted stock units of the Company either granted or designated for issuance to certain employees (the “Riviera RSUs”), (iii) and 1,937,908 restricted stock units of the Company either granted or designated for issuance as performance units to certain employees (the “Riviera Performance Shares”) that, in the case of the Riviera Performance Shares, vest, if at all, based on the achievement of certain performance conditions specified in the award agreements. To date, none of the performance conditions have been achieved.

Under the Foreign Investment in Real Property Tax Act (“FIRPTA”), non-U.S. persons who hold (or have held, during a certain measuring period) more than 5% of RVRA stock will be subject to withholding at a 15% rate on the full amount of the distribution. We have asked certain of our large, identifiable holders to certify that they are not subject to withholding under these rules or otherwise made withholding arrangements with such holders. We have not otherwise identified any additional non-U.S. 5% shareholders and do not intend to directly withhold from the distribution to any other holders on the basis of that diligence. However, while withholding under these rules is, under our circumstances, generally performed directly by the distributing company (to the extent withholding is necessary), we cannot guarantee that no intermediary will withhold from the distribution to the extent a particular beneficial holder is unable to demonstrate to the satisfaction of such intermediary that they are not subject to withholding under these rules.

Information regarding tax matters in this press release is for general information purposes only and does not constitute tax advice. Shareholders should consult with their tax advisors as to the specific U.S. federal and state, and non-U.S. tax consequences to such holder related to a return of capital distribution.

ABOUT RIVIERA RESOURCES

Riviera Resources, Inc. is an independent oil and natural gas company with a strategic focus on efficiently operating its mature low-decline assets, developing its growth-oriented assets, and returning capital to its stockholders. Riviera’s properties are located in East Texas, North Louisiana, and Mid-Continent regions. Riviera also owns Blue Mountain Midstream LLC, a midstream company centered in the core of the Merge play in the Anadarko Basin.

Forward-Looking Statements

Statements made in this press release that are not historical facts are “forward-looking statements.” These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, and anticipated future developments. These statements include, among others, statements regarding the return of capital to shareholders, estimates of accumulated earnings and profits, our financial position, business strategy and other plans and objectives for future operations. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to the Company’s financial and operational performance and results, low or declining commodity prices and demand for oil, natural gas and natural gas liquids, ability to hedge future production, ability to replace reserves and efficiently develop current reserves, the capacity and utilization of midstream facilities and the regulatory environment. These and other important factors could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Please read “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

CONTACT:

Riviera Resources, Inc.

Investor Relations

(281) 840-4168

IR@RVRAresources.com